Exhibit 99.1

PRESS RELEASE

MAA Announces Planned Retirement of Albert M. Campbell, CFO, and Internal Promotion of A. Clay Holder

GERMANTOWN, Tenn., September 6, 2023 /PRNewswire/ -- Mid-America Apartment Communities, Inc. (“MAA”) (NYSE: MAA) announced today that Albert M. Campbell, Executive Vice-President and Chief Financial Officer, will retire effective March 31, 2024. A. Clay Holder, Senior Vice-President and Chief Accounting Officer, will assume responsibilities as the Chief Financial Officer effective with Mr. Campbell’s retirement. As part of his planned retirement, Mr. Campbell will remain as an advisor to the company through the end of calendar year 2024 to further support the company and facilitate an orderly transition.

Mr. Campbell joined MAA in 1998 and was promoted to Chief Financial Officer in January 2010. Mr. Holder joined MAA in 2017 as Senior Vice-President and Chief Accounting Officer. Prior to joining MAA, Mr. Holder spent seven years in multiple accounting and finance roles at AutoZone, Inc. Mr. Holder began his career in public accounting with Arthur Andersen and Deloitte and is a licensed Certified Public Accountant.

Eric Bolton, Chairman and CEO, said, “We are grateful for Al’s twenty-five years of exceptional service, which includes the integration of the Colonial and Post acquisitions, the systematic deleveraging of our balance sheet and the initial and subsequent accessing of the investment grade debt capital markets. Al and our Accounting and Finance team have our balance sheet and our finance, accounting, tax, and internal audit operations in a strong position. In his capacity as our Chief Accounting Officer, Clay has extensive knowledge of our finance and accounting operations and has been a key contributor to our success. We are excited to see him take on additional responsibilities as our Chief Financial Officer.

“Our senior leadership team at MAA has extensive industry experience, and a long tenure with our company, averaging 15 years at MAA. Our portfolio of high-quality properties, uniquely diversified across high-growth markets, supported by cycle-tested leadership, a sophisticated operating platform and a strong balance sheet, has MAA well-positioned to drive higher value for the constituents that we serve.”

About MAA

MAA, an S&P 500 company, is a self-administered real estate investment trust (REIT) focused on delivering strong, full-cycle investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of apartment communities primarily in the Southeast, Southwest and Mid-Atlantic regions of the United States. For further details, please refer to www.maac.com or contact Investor Relations at investor.relations@maac.com.